Exhibit 1

(Information provided as of June 23, 2003 in response
to Items 2 through 6 of Schedule 13D)
Executive Officers and Directors of
Clal Biotechnology Industries Ltd.
Address is: Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel
(citizenship the same as country of residence unless otherwise noted)

Name and Address	Position in CBI	Principal Occupation

Leon Recanati 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Chairman of the Board	Manager of Companies

David R. Ebsworth The Forum 6 Milton Park, Abingdon Oxon, OX 14414, UK	Director	Chief Executive Officer of Oxford GlycoScience Ltd.

Elkan R. Gamzu 33 Nobscot Rd. Newton, MA 02459 USA	Director	VP Millennium Pharmaceuticals, Principal of enERGetics Inc.

Dr. David Haselkorn # 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Chief Executive Officer	Chief Executive Officer of CBI(1)

Dr. Avri Havron 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Chief Technology Officer	Chief Technology Officer of CBI

Ophir Shahaf 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	VP and Counsel	VP and Counsel of CBI

Dr. Lior Carmon 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	VP Technology Assessment	VP Technology Assessment of CBI

#              Has given notice of retirement as of July 1, 2003

(1)           Mr. Haselkorn is a Director of the Issuer and owns 3,000 Ordinary Shares of the Issuer.

Based on information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2(d) and 2(e) of Schedule 13D.